SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
PURSUANT TO SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 34)

PEOPLESOFT, INC.

(Name of Subject Company)

PEOPLESOFT, INC.

(Name of Person Filing Statement)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

712713106

(CUSIP Number of Class of Securities)

Craig Conway
President and Chief Executive Officer
PeopleSoft, Inc.
4460 Hacienda Drive, Pleasanton, California 94588-8618
(925) 225-3000

(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person Filing Statement)

COPIES TO:

Douglas D. Smith, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street
San Francisco, California 94104
(415) 393-8200

     ☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

Purpose of Amendment

     The purpose of this amendment is to amend and supplement Items 3, 6 and 8 in the Solicitation/Recommendation Statement on Schedule
14D-9 previously filed by PeopleSoft, Inc. (“PeopleSoft” or the “Company”) on June 12, 2003 and subsequently amended, and to add additional exhibits to Item 9 and amend the exhibit index accordingly.

Item 3. Past Contacts, Transactions, Negotiations and Agreements

     On April 14, 2004, the Company entered into an addendum to the Employment Contract for Guy Dubois, Executive Vice President-International. The addendum was previously filed with PeopleSoft’s Form 10-Q on August 9, 2004 and is filed as exhibit (e)(27) to this Schedule 14D-9 and incorporated herein by this reference.

Item 6. Interest in Securities of the Subject Company

     Item 6 is hereby amended and supplemented as follows:

     Except as described below and except as disclosed in the Schedule 14D-9 previously filed by the Company, as subsequently amended, no transactions with respect to the Common Stock of the Company have been effected by the Company or, to the Company’s best knowledge, by any of its executive officers, directors, affiliates or subsidiaries during the past 60 days.

				Number Shares
	Date of	Nature of		of Common
Name	Transaction	Transaction		Stock	Purchase/Sale Price
David A. Duffield	7/14/04	Disposition	(1)	25,000	$18.06
David A. Duffield	7/21/04	Disposition	(1)	25,000	$18.31
David A. Duffield	7/28/04	Disposition	(1)	25,000	$16.89
Nanci Caldwell	7/30/04	Disposition	(1)	4,125	$17.94
Guy Dubois	7/30/04	Disposition	(1)	2,563	$17.94
Michael Gregoire	7/30/04	Disposition	(1)	3,500	$17.98
Ram Gupta	7/30/04	Disposition	(2)	917	$18.02
Kevin T. Parker	7/30/04	Disposition	(2)	4,030	$18.02
Philip Wilmington	7/30/04	Disposition	(1)	2,750	$17.95
David Duffield	8/04/04	Disposition	(1)	25,000	$17.05
Nanci Caldwell	8/05/04	Disposition	(1)	1,563	$17.11
Guy Dubois	8/05/04	Disposition	(1)	3,125	$17.08
Michael Gregoire	8/05/04	Disposition	(1)	1,563	$17.15
Ram Gupta	8/05/04	Disposition	(1)	3,125	$17.11
Philip Wilmington	8/05/04	Disposition	(1)	3,125	$17.19
Kevin T. Parker	8/05/04	Disposition	(2)	783	$16.49

(1) Pursuant to Rule 10b5-1(c) trading plan, providing for automatic transactions upon establishment of a written contract, plan or instructions under conditions specified in the Rule.

(2) Surrender of shares to satisfy a tax withholding obligation arising as a result of the vesting of restricted stock.

Item 8. Additional Information

     Item 8 is hereby amended and supplemented as follows:

Weblog Posting

     On July 20, and August 4, 2004, PeopleSoft posted to its website at www.peoplesoft.com additional installments in a weblog that PeopleSoft has been updating through the outcome of the antitrust trial against Oracle Corporation. A copy of the additional installments is attached as exhibit (e)(26) to this Schedule 14D-9.

Earnings Release Call

     On July 27, 2004, the Company issued its earnings release for the quarter ended June 30, 2004 and hosted an analysts conference call. The transcript of the conference call was previously furnished on a Form 8-K on August 2, 2004 and is filed as exhibit (a)(107) to this Schedule 14D-9 and incorporated herein by this reference.

Adams Harkness Seminar

     On August 4, 2004, the Company participated in the Adams Harkness Annual Summer Seminar. Excerpts from the transcript of the seminar are attached at exhibit (a)(108) to this Schedule 14D-9 and are incorporated herein by this reference.

Item 9. Materials to Be Filed as Exhibits

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003 (1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003) (1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders (2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing) (3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing) (4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office (4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003 (4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)

(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing) (6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing) (6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing) (6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing) (6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing) (6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing) (7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing) (7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing) (7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003 (9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003 (9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003 (9)
(a)(53)	PeopleSoft Analyst Day Power Point presentation materials (9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures (9)

(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003 (10)
(a)(56)	Order entered by the Superior Court of California, County of Alameda (11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003 (12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003 (13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003 (15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003 (16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004 (16)
(a)(63)	E-mail sent to PeopleSoft employees (17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004 (17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004 (17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004 (17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004 (17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda (17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer (17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike (17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004 (17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004 (18)
(a)(73)	Message sent to PeopleSoft employees (18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004 (19)
(a)(75)	Letter to employees dated February 9, 2004 (19)
(a)(76)	Letter to customers dated February 9, 2004 (19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004 (20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004 (20)
(a)(79)	Investor presentation materials (20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004 (20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004 (20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004 (20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint (20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint (20)
(a)(85)	Letter to stockholders dated March 3, 2004 (20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004(21)
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004(21)
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004(21)
(a)(89)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(90)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(91)	Press release issued by PeopleSoft on March 19, 2004(22)
(a)(92)	Presentation given at PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(93)	Transcript of PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(94)	Press release issued by PeopleSoft on March 25, 2004(22)
(a)(95)	Transcript of conference call held by PeopleSoft on January 29,2004 (incorporated by reference to Exhibit 99.2 to PeopleSoft’s February 4, 2004 Form 8-K)
(a)(96)	Redacted version of the Cross-complaint filed by Oracle in the Superior Court of the State of California, County of Alameda(23)
(a)(97)	Press release issued by the Michigan Attorney General’s Office on April 7, 2004(23)
(a)(98)	Press release issued by the Ohio Attorney General’s Office on April 9, 2004(23)
(a)(99)	Excerpts from transcript of conference call held by PeopleSoft on April 22, 2004(24)
(a)(100)	Press release issued by PeopleSoft on May 14, 2004(25)
(a)(101)	Excerpts from transcript of PeopleSoft’s 2004 Leadership Summit News Conference held on May 18, 2004(25)
(a)(102)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(103)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(104)	Redacted version of the Amended Complaint for Declaratory and Injunctive Relief filed by Oracle and Pepper Acquisition Corp. in the Delaware Court of Chancery(31)
(a)(105)	E-mail sent to PeopleSoft employees on July 2, 2004(32)
(a)(106)	Press release issued by PeopleSoft on July 7, 2004(33)
(a)(107)	Transcript of conference call held by PeopleSoft on July 27, 2004 (incorporated by reference to Exhibit 99.1 to PeopleSoft’s August 2, 2004 Form 8-K)
(a)(108)	Excerpts from transcript of the Adams Harkness Annual Summer Seminar held on August 4, 2004
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders (1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999) (1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001) (1)
(e)(4)	Executive Severance Policy – Executive Vice Presidents, effective as of January 1, 2003 (8)
(e)(5)	Executive Severance Policy – Senior Vice Presidents, effective as of January 1, 2003 (8)
(e)(6)	Terms of Customer Assurance Program (revised) (10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) + (11)
(e)(7)	Form of letter sent to customers (11)
(e)(8)	Terms of Customer Assurance Program (11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft (11)
(e)(10)	Terms of Customer Assurance Program (extension term) (12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc. (17)
(e)(12)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated February 20, 2004 relating to the 2004 Annual Meeting of Stockholders (22)
(e)(13)	Memorandum of understanding regarding settlement of stockholder class actions(26)
(e)(14)	Amendment to memorandum of understanding regarding settlement of stockholder class actions(27)
(e)(15)	White paper dated February 1, 2004(28)
(e)(16)	June 15, 2004 weblog postings(28)
(e)(17)	Second amendment to memorandum of understanding regarding settlement of stockholder class actions(28)
(e)(18)	Amended Executive Severance Policy—Executive Vice Presidents, amended as of June 14, 2004(29)
(e)(19)	Amended Executive Severance Policy—Senior Vice Presidents, amended as of June 14, 2004(29)
(e)(20)	June 16 and 17, 2004 weblog postings(29)
(e)(21)	Stipulation and Agreement of Compromise, Settlement and Release dated June 17, 2004(29)
(e)(22)	June 20, 21 and 23, 2004 weblog postings(30)
(e)(23)	June 26, 28 and 30, and July 1, 2004 weblog postings(31)
(e)(23)(a)	Chart referred to in the “The Government Rests” weblog posting(31)
(e)(24)	July 2, 2004 weblog postings(32)
(e)(25)	Terms of Amended Customer Assurance Program approved July 6, 2004(32)
(e)(26)	July 20, and August 4, 2004 weblog postings
(e)(27)	Addendum to Employment Contract between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.8 filed with PeopleSoft’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

+	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.

(21)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 21 to Schedule 14D-9 filed with the SEC March 15, 2004.

(22)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 22 to Schedule 14D-9 filed with the SEC March 29, 2004.

(23)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 23 to Schedule 14D-9 filed with the SEC April 13, 2004.

(24)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 24 to Schedule 14D-9 filed with the SEC April 28, 2004.

(25)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 25 to Schedule 14D-9 filed with the SEC May 20, 2004.

(26)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 26 to Schedule 14D-9 filed with the SEC May 27, 2004.

(27)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 27 to Schedule 14D-9 filed with the SEC June 14, 2004.

(28)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 28 to Schedule 14D-9 filed with the SEC June 16, 2004.

(29)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 29 to Schedule 14D-9 filed with the SEC June 18, 2004.

(30)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 30 to Schedule 14D-9 filed with the SEC June 28, 2004.

(31)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 31 to Schedule 14D-9 filed with the SEC July 2, 2004.

(32)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 32 to Schedule 14D-9 filed with the SEC July 7, 2004.

(33)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 33 to Schedule 14D-9 filed with the SEC July 7, 2004.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

PEOPLESOFT, INC.

	By:	/s/ KEVIN T. PARKER

Kevin T. Parker Executive Vice President Finance and Administration, Chief Financial Officer

Date: August 12, 2004

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003 (1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003) (1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders (2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing) (3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing) (4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing) (4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing) (4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing) (4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office (4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003 (4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing) (5)
(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25,

2003 425 filing) (5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing) (5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing) (5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing) (5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing) (5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing) (6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing) (6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing) (6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing) (6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing) (6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing) (6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing) (6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing) (7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing) (7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing) (7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003 (9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003 (9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003 (9)
(a)(53)	PeopleSoft Analyst Day Power Point presentation materials (9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures (9)
(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003 (10)

(a)(56)	Order entered by the Superior Court of California, County of Alameda (11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003 (12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003 (13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda (14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003 (15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003 (16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004 (16)
(a)(63)	E-mail sent to PeopleSoft employees (17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004 (17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004 (17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004 (17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004 (17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda (17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer (17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike (17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004 (17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004 (18)
(a)(73)	Message sent to PeopleSoft employees (18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004 (19)
(a)(75)	Letter to employees dated February 9, 2004 (19)
(a)(76)	Letter to customers dated February 9, 2004 (19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004 (20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004 (20)
(a)(79)	Investor presentation materials (20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004 (20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004 (20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004 (20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint (20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint (20)
(a)(85)	Letter to stockholders dated March 3, 2004 (20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004(21)
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004(21)
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004(21)
(a)(89)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(90)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(91)	Press release issued by PeopleSoft on March 19, 2004(22)
(a)(92)	Presentation given at PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(93)	Transcript of PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(94)	Press release issued by PeopleSoft on March 25, 2004(22)
(a)(95)	Transcript of conference call held by PeopleSoft on January 29,2004 (incorporated by reference to Exhibit 99.2 to PeopleSoft’s February 4, 2004 Form 8-K)
(a)(96)	Redacted version of the Cross-complaint filed by Oracle in the Superior Court of the State of California, County of Alameda(23)
(a)(97)	Press release issued by the Michigan Attorney General’s Office on April 7, 2004(23)
(a)(98)	Press release issued by the Ohio Attorney General’s Office on April 9, 2004(23)
(a)(99)	Excerpts from transcript of conference call held by PeopleSoft on April 22, 2004(24)
(a)(100)	Press release issued by PeopleSoft on May 14, 2004(25)
(a)(101)	Excerpts from transcript of PeopleSoft’s 2004 Leadership Summit News Conference held on May 18, 2004(25)
(a)(102)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(103)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(104)	Redacted version of the Amended Complaint for Declaratory and Injunctive Relief filed by Oracle and Pepper Acquisition Corp. in the Delaware Court of Chancery(31)
(a)(105)	E-mail sent to PeopleSoft employees on July 2, 2004(32)
(a)(106)	Press release issued by PeopleSoft on July 7, 2004(33)
(a)(107)	Transcript of conference call held by PeopleSoft on July 27, 2004 (incorporated by reference to Exhibit 99.1 to PeopleSoft’s August 2, 2004 Form 8-K)
(a)(108)	Excerpts from transcript of the Adams Harkness Annual Summer Seminar held on August 4, 2004
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders (1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999) (1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001) (1)
(e)(4)	Executive Severance Policy – Executive Vice Presidents, effective as of January 1, 2003 (8)
(e)(5)	Executive Severance Policy – Senior Vice Presidents, effective as of January 1, 2003 (8)
(e)(6)	Terms of Customer Assurance Program (revised) (10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) + (11)
(e)(7)	Form of letter sent to customers (11)
(e)(8)	Terms of Customer Assurance Program (11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft (11)
(e)(10)	Terms of Customer Assurance Program (extension term) (12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc. (17)
(e)(12)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated February 20, 2004 relating to the 2004 Annual Meeting of Stockholders (22)
(e)(13)	Memorandum of understanding regarding settlement of stockholder class actions(26)
(e)(14)	Amendment to memorandum of understanding regarding settlement of stockholder class actions(27)
(e)(15)	White paper dated February 1, 2004(28)
(e)(16)	June 15, 2004 weblog postings(28)
(e)(17)	Second amendment to memorandum of understanding regarding settlement of stockholder class actions(28)
(e)(18)	Amended Executive Severance Policy—Executive Vice Presidents, amended as of June 14, 2004(29)
(e)(19)	Amended Executive Severance Policy—Senior Vice Presidents, amended as of June 14, 2004(29)
(e)(20)	June 16 and 17, 2004 weblog postings(29)
(e)(21)	Stipulation and Agreement of Compromise, Settlement and Release dated June 17, 2004(29)
(e)(22)	June 20, 21 and 23, 2004 weblog postings(30)
(e)(23)	June 26, 28 and 30, and July 1, 2004 weblog postings(31)
(e)(23)(a)	Chart referred to in the “The Government Rests” weblog posting(31)
(e)(24)	July 2, 2004 weblog postings(32)
(e)(25)	Terms of Amended Customer Assurance Program approved July 6, 2004(32)
(e)(26)	July 20, and August 4, 2004 weblog postings
(e)(27)	Addendum to Employment Contract between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.8 filed with PeopleSoft’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

+	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.

(21)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 21 to Schedule 14D-9 filed with the SEC March 15, 2004.

(22)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 22 to Schedule 14D-9 filed with the SEC March 29, 2004.

(23)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 23 to Schedule 14D-9 filed with the SEC April 13, 2004.

(24)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 24 to Schedule 14D-9 filed with the SEC April 28, 2004.

(25)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 25 to Schedule 14D-9 filed with the SEC May 20, 2004.

(26)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 26 to Schedule 14D-9 filed with the SEC May 27, 2004.

(27)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 27 to Schedule 14D-9 filed with the SEC June 14, 2004.

(28)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 28 to Schedule 14D-9 filed with the SEC June 16, 2004.

(29)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 29 to Schedule 14D-9 filed with the SEC June 18, 2004.

(30)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 30 to Schedule 14D-9 filed with the SEC June 28, 2004.

(31)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 31 to Schedule 14D-9 filed with the SEC July 2, 2004.

(32)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 32 to Schedule 14D-9 filed with the SEC July 7, 2004.

(33)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 33 to Schedule 14D-9 filed with the SEC July 7, 2004.